Exhibit 99.1

FOR IMMEDIATE RELEASE

SFX Acquires 50% of Rock in Rio

NEW YORK — (February 13, 2014) — SFX Entertainment, Inc., (NASDAQ: SFXE) the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, announced today that it has completed its previously announced acquisition of a 50-percent interest in a holding company that controls Rock in Rio, one of the biggest festival franchises in the world. SFX paid R$150.0 million, or approximately US$ 62.3 million, as of the closing date.

Started in 1985 by entrepreneur Roberto Medina, Rock in Rio is the platinum standard for music festivals and has redefined the festival going experience.  As the largest grossing festival in the world, Rock in Rio partners with many of the leading global consumer brands.

“We are very excited to be partnering with Roberto,” said Robert FX Sillerman, Chairman and CEO of SFX Entertainment.  “Utilizing our global promoter network, we can build and grow the Rock in Rio brand internationally.  We can also learn from Roberto, who has masterfully developed Rock in Rio into a true global phenomenon.  Modern music festivals are also featuring more and more electronic music, and we see this new relationship as an opportunity to showcase more of the DJ’s and Producers in our network.”

Medina, CEO of Rock in Rio, added, “We are thrilled about our future with SFX, after passionately building our brands for the past three decades.  We now look to expedite the growth of our brands into new parts of the world.  We also are ready to move our business forward rapidly into the digital age, taking full advantage of the expertise at SFX.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and otherworld-class festivals.  SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discoveryand digital connectivity with our content and the broader EMC community.  SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Nature One, Mayday and Ruhr-in-Love.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

About Rock in Rio

Boasting a 28-year history, Rock in Rio has become one of the largest music and entertainment events in the world. The festival has been held 13 times, five in Brazil, five in Portugal and three in Spain, for a total audience in excess of 7 million. More than 1,120 attractions have performed on Rock in Rio stages, with a total of 1,070 hours of music broadcast via TV and the internet to more than 1 billion people in nearly every country across the world.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the quarter ended December 31, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts

Richard Rosenstein

Chief Financial Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contact

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com